EXHIBIT 3.1

                            RESTATED

                  CERTIFICATE OF INCORPORATION

                               of

                       GENERAL MILLS, INC.

      General Mills, Inc. (the "Corporation"), a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

      1. The name of the Corporation is General Mills, Inc., which is the name under which the Corporation was originally incorporated.

      2. The original Certificate of Incorporation of the Corporation was filed in the Office of the Secretary of State of the State of Delaware on June 20, 1928.

      3. This Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

      4. The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:


                            ARTICLE I

     The name of this Corporation is General Mills, Inc.


                           ARTICLE II

      The address of its registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle, and the name of its registered agent at such address is The Corporation Trust Company.


                           ARTICLE III

      The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.


                           ARTICLE IV

      The total number of shares of capital stock which may be issued by the Corporation is one billion five million (1,005,000,000), of which one billion (1,000,000,000) shares
($.10 par value) shall be Common Stock and five million (5,000,000) shares, without par value, shall be Cumulative Preference Stock.

(1)  PROVISIONS RELATING TO COMMON STOCK

     (a)  Each share of Common Stock shall, subject to paragraph
(f) of Section (2), have one vote and, except as provided by resolution or resolutions adopted by the Board of Directors providing for the issue of any series of Cumulative Preference Stock, the exclusive voting power for all purposes shall be vested in the holders of the Common Stock.

      (b) No holder of Common Stock as such shall have any preemptive right to subscribe to stock, obligations, warrants, rights to subscribe to stock or other securities of the Corporation of any class, whether now or hereafter authorized.

     (c) Subject to the provisions of law and preference of the Cumulative Preference Stock, dividends may be paid on the Common
Stock of the Corporation at such time and in such amounts as the Board of Directors may deem advisable.

      (d) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Common Stock shall be entitled, after payment or provision for payment of the debts and other liabilities of the Corporation and the amounts to which holders of Cumulative Preference Stock shall be entitled, to the remaining net assets of the Corporation.

(2)  PROVISIONS RELATING TO CUMULATIVE PREFERENCE STOCK

      (a) The Cumulative Preference Stock may be issued from time to time in one or more series, each of such series to have such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as are stated and expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereinafter provided.

      (b) Authority is hereby expressly granted to the Board of Directors, subject to the provisions of this Article IV, to authorize the issue of one or more series of Cumulative Preference Stock and with respect to each series to fix by resolution or resolutions providing for the issue of such series:

           (i) The number of shares to constitute such series and the distinctive designation thereof;

           (ii) The dividend rate or rates to which such shares shall be entitled and the restrictions, limitations and conditions upon the payment of such dividends, the date or dates from which dividends shall accumulate and the quarterly dates on which dividends, if declared, shall be payable;

           (iii) Whether or not the shares of such series shall be redeemable, the limitations and restrictions with respect to such redemptions, the manner of selecting shares of such series for redemption if less than all shares are to be redeemed, and the amount, if any, in addition to any accrued dividends thereon which the holder of shares of such series shall be entitled to receive upon the redemption thereof, which amount may vary at different redemption dates and may be different with respect to shares redeemed through the operation of any retirement or sinking fund and with respect to shares otherwise redeemed;

           (iv) The amount in addition to any accrued dividends thereon which the holders of shares of such series shall be entitled to receive upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, which amount may vary depending on whether such liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates (the amount so payable upon such involuntary liquidation, dissolution or winding up, exclusive of accrued dividends, being hereinafter sometimes called the "involuntary liquidation value");

          (v) Whether or not the shares of such series shall be subject to the operation of a purchase, retirement or sinking fund, and, if so, whether such retirement or sinking fund shall be cumulative or non-cumulative, the extent to and the manner in which such fund shall be applied to the purchase or redemption of the shares of such series for retirement or to other corporate purposes and the terms and provisions relative to the operation thereof;

          (vi) Whether or not the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes, or of any other series of the same class, and if so convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;

          (vii) The voting powers, if any, of such series in addition to the voting powers provided in paragraph (f) of this Section (2); and

            (viii)   Any   other   preferences   and   relative,
participating,   optional   or   other   special   rights,   and
qualifications, limitations or restrictions thereof as shall not be inconsistent with this Section (2).

      (c) All shares of any one series of Cumulative Preference Stock shall be identical with each other in all respects, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative; and all series shall rank equally and be identical in all respects, except as permitted by the foregoing provisions of paragraph (b) of this Section (2).

      (d) Before any dividends on any class or classes of stock of the Corporation ranking junior to the Cumulative Preference Stock (other than dividends payable in shares of any class or classes of stock of the Corporation ranking junior to the
Cumulative Preference Stock) shall be declared or paid or set apart for payment, the holders of shares of Cumulative Preference Stock of each series shall be entitled to such cash dividends, but only when and as declared by the Board of Directors out of funds legally available therefor, as they may be entitled to in accordance with the resolution or resolutions adopted by the Board of Directors providing for the issue of such series, payable quarterly on such dates as may be fixed in such resolution or resolutions in each year. Such dividends shall be cumulative from the date or dates fixed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series. Dividends in full shall not be declared or paid or set apart for payment on the Cumulative Preference Stock of any one series for any dividend period unless dividends in full have been declared or paid or set apart for payment on the Cumulative Preference Stock of all series for all dividend periods terminating on the same or any earlier date. When the dividends are not paid in full on all series of the Cumulative Preference Stock, the shares of all series shall share ratably in the payment of dividends, including accumulations, if any, in accordance with the sums which would be payable on said shares if all dividends were declared and paid in full. A "dividend period" is the period between any two consecutive dividend payment dates (or, when shares are originally issued, the period from the date from which dividends are cumulative to the first dividend payment date) as fixed for a particular series. Accruals of dividends shall not bear interest.

      (e) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation shall be made to or set apart for the holders of shares of any class or classes of stock of the Corporation ranking junior to the Cumulative Preference Stock, the holders of the shares of each series of the Cumulative Preference Stock shall be entitled to receive payment of the amount per share fixed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of the shares of such series, plus an amount equal to all dividends accrued thereon to the date of final distribution to such holders; but they shall be entitled to no further payment. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the shares of the Cumulative Preference Stock shall be insufficient to pay in full the preferential amount aforesaid, then such assets, or the proceeds thereof, shall be distributed among such holders ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were paid in full. For the purposes of this paragraph (e), the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation or a consolidation or merger of the Corporation with one or more corporations shall not be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary.

      (f) So long as any of the Cumulative Preference Stock is outstanding the Corporation

           (i) will not declare or pay, or set apart for payment, any dividends (other than dividends payable in shares of any class or classes of stock of the Corporation ranking junior to the Cumulative Preference Stock), or make any distribution, on any class or classes of stock of the Corporation ranking junior to the Cumulative Preference Stock, and will not redeem, purchase or otherwise acquire, directly or indirectly, whether voluntarily, for a sinking fund, or otherwise, any shares of any class or classes of stock of the Corporation ranking junior to the Cumulative Preference Stock, if at the time of making such declaration, payment, setting apart, distribution, redemption, purchase or acquisition the Corporation shall be in default with respect to any dividend payable on or any obligation to retire shares of Cumulative Preference Stock, provided that notwithstanding the foregoing the Corporation may at any time redeem, purchase or otherwise acquire shares of stock of any such junior class in exchange for, or out of the net cash proceeds from the concurrent sale of, other shares of stock of any such junior class;

          (ii) will not, without the affirmative vote or consent of the holders of at least 66-2/3% of all the Cumulative Preference Stock at the time outstanding, given in person or by proxy, either in writing or by resolution adopted at a meeting (which may be an annual meeting) called for the purpose, at which the holders of the Cumulative Preference Stock, regardless of series, shall vote separately as a class, amend, alter or repeal (by any means, including, without limitation, merger or consolidation) any of the provisions of this Section (2) so as adversely to affect the preferences, rights or powers of the Cumulative Preference Stock; and

           (iii) will not, without the affirmative vote or consent of the holders of at least 66-2/3% of any adversely affected series of the Cumulative Preference Stock at the time outstanding, given in person or by proxy, either in writing or by resolution adopted at a meeting (which may be an annual meeting) called for the purpose (the holders of such series of the Cumulative Preference Stock consenting or voting, as the case may be, separately as a class), amend, alter or repeal (by any means, including, without limitation, merger or consolidation) any of the provisions herein or in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series so as adversely to affect the preferences, rights or powers of the Cumulative Preference Stock of such series; provided, however, that any vote or consent required by subparagraph (ii) above may be given or made effective by the filing of an appropriate amendment of the
Corporation's Restated Certificate of Incorporation without obtaining the vote or consent of the holders of the Common Stock of the Corporation, the right to give such vote or consent being expressly waived by all holders of such Common Stock unless the action to be taken would adversely affect the preferences, rights or powers of the Common Stock; and provided further that any vote or consent required by subparagraph (iii) above may be given and made effective by the filing of an appropriate amendment of the Corporation's Restated Certificate of Incorporation without obtaining the vote or consent of the holders of any other series of the Cumulative Preference Stock or of the holders of the Common Stock of the Corporation, the right to give such vote or consent being expressly waived by all holders of such other series of Cumulative Preference Stock and Common Stock unless the action to be taken would adversely affect the preferences, rights or powers of such other series of Cumulative Preference Stock or Common Stock, as the case may be.

     (g) If in any case the amounts payable with respect to any obligations to retire shares of the Cumulative Preference Stock are not paid in full in the case of all series with respect to which such obligations exist, the number of shares of each of such series to be retired pursuant to any such obligations shall be in proportion to the respective amounts which would be payable on account of such obligations if all amounts payable in respect of all such obligations if all amounts payable in respect of all such series were discharged in full.

     (h) The term "class or classes of stock of the Corporation ranking junior to the Cumulative Preference Stock" shall mean the Common Stock referred to in Section (1) of this Article IV and any other class or classes of stock of the Corporation hereinafter authorized which shall rank junior to the Cumulative Preference Stock as to dividends or upon liquidation.

      (i) Aggregate involuntary liquidation value of all shares of Cumulative Preference Stock outstanding at any time shall never exceed $300,000,000.

     (j) No holder of Cumulative Preference Stock as such shall have any preemptive right to subscribe to stock, obligations, warrants, rights to subscribe to stock or other securities of the Corporation of any class, whether now or hereafter authorized.

      (k) For the purposes of Section (2) of this Article IV or of any resolution of the Board of Directors providing for the issue of any series of Cumulative Preference Stock or of any certificate filed with the Secretary of State of the State of Delaware pursuant to any such resolution (unless otherwise provided in any such resolution or certificate);

           (i) The term "outstanding" when used in reference to shares of stock shall mean issued shares, excluding shares held by the Corporation and shares called for redemption, funds for the redemption of which shall have been set aside or deposited in trust:

          (ii) The amount of dividends "accrued" on any share of Cumulative Preference Stock as at any quarterly dividend date shall be deemed to be the amount of any unpaid dividends accumulated thereon to and including such quarterly dividend date, whether or not earned or declared, and the amount of dividends "accrued" on any share of Cumulative Preference Stock as at any date other than a quarterly dividend date shall be calculated as the amount of any unpaid dividends accumulated thereon to and including the last preceding quarterly dividend date, whether or not earned or declared, plus an amount calculated on the basis of the annual dividend rate fixed for the shares of such series for the period after such last preceding quarterly dividend date to and including the date as of which the calculation is made, based on a 360 day year of twelve 30 day months.

(3)  SERIES A PARTICIPATING CUMULATIVE PREFERENCE STOCK

The Board of Directors, pursuant to the authority expressly vested in it by this Article IV, and pursuant to the provisions of the General Corporation Law of the State of Delaware, has by resolution adopted February 24, 1986 (which resolution was set forth in a Certificate of Designation, Preferences and Rights of Series A Participating Cumulative Preference Stock which was filed with the Secretary of State of the State of Delaware on May 20, 1986), fixed the designations, preferences and relative, participating, optional and other special rights, and qualifications, limitations or restrictions thereof of a series of Cumulative Preference Stock, as follows:

     Section 1. Designation and Amount. The shares of such series shall be designated as "Series A Participating Cumulative
Preference Stock," without par value, and the number of shares constituting such series shall be 700,000.

     Section 2.  Dividends and Distributions.

     (A) The holders of shares of Series A Participating Cumulative Preference Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the fifteenth day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Participating Cumulative Preference Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $10.00 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distribution other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, par value $.10 per share, of the Corporation (the "Common Stock") since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Participating Cumulative Preference Stock. In the event the
Corporation shall at any time after February 24, 1986 (the "Rights Declaration Date") (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Participating Cumulative Preference Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     (B) The Corporation shall declare a dividend or distribution on the Series A Participating Cumulative Preference Stock as provided in paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $10.00 per share on the Series A Participating Cumulative Preference Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

     (C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Participating Cumulative Preference Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Participating Cumulative Preference Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend
Payment  Date  or  is  a  date after the  record  date  for  the determination of holders of shares of Series A Participating Cumulative Preference Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Participating Cumulative Preference Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Participating Cumulative Preference Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 45 days prior to the date fixed for the payment thereof.

     Section 3. Voting Rights. In addition to the voting rights set forth in Article IV of the Restated Certificate of Incorporation or otherwise required by law, the holders of shares of Series A Participating Cumulative Preference Stock shall have the following voting rights:

     (A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Participating Cumulative Preference Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Participating Cumulative Preference Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     (B) Except as otherwise provided herein or by law, the holders of shares of Series A Participating Cumulative Preference Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

     (C) (i) If at any time dividends on any Series A Participating Cumulative Preference Stock shall be in arrears in an amount equal to six (6) quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a "default period") which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series A Participating Cumulative Preference Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of Cumulative Preference Stock (including holders of Series A Participating Cumulative Preference Stock) with dividends in arrears in an amount equal to six (6) quarterly dividends thereon, voting as a class, irrespective of series, shall have the right to elect two (2) Directors.

           (ii) During any default period, such voting right of the holders of Series A Participating Cumulative Preference Stock may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this Section 3(C) or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders, provided that neither such voting right nor the right of the holders of any other series of Cumulative Preference Stock, if any, to increase, in certain cases, the authorized number of Directors shall be exercised unless the holders of ten percent (10%) in number of shares of Cumulative Preference Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of
Common Stock shall not affect the exercise by the holders of Cumulative Preference Stock of such voting right. At any meeting at which the holders of Cumulative Preference Stock shall exercise such voting right initially during the existing default period, they shall have the right, voting as a class, to elect Directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two (2) Directors or, if such right is exercised at an annual meeting, to elect two (2) Directors. If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Cumulative Preference Stock shall have the right to make such increase in the number of Directors as shall be necessary to permit the election by them of the required number. After the holders of the Cumulative Preference Stock shall have exercised their right to elect Directors in any default period and during the continuance of such period, the number of Directors shall not be increased or decreased except by vote of the holders of Cumulative Preference Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series A Participating Cumulative Preference Stock.

           (iii) Unless the holders of Cumulative Preference Stock shall, during an existing default period, have previously exercised their right to elect Directors, the Board of Directors may order, or any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Cumulative Preference Stock outstanding, irrespective of series, may request, the calling of a special meeting of the holders of Cumulative Preference Stock, which meeting shall thereupon be called by the President, a Vice President or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Cumulative Preference Stock are entitled to vote pursuant to this paragraph (C)(iii) shall be given to each holder of record of Cumulative Preference Stock by mailing a copy of such notice to the holder at the holder's last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than 20 days and not later than 60 days after such order or request or in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Cumulative Preference Stock outstanding. Notwithstanding the provisions of this paragraph (C)(iii), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the stockholders.

           (iv) In any default period, the holders of Common Stock, and other classes of stock of the Corporation if applicable, shall continue to be entitled to elect the whole number of Directors until the holders of Cumulative Preference Stock shall have exercised their right to elect two (2) Directors voting as a class, after the exercise of which right
(x) the Directors so elected by the holders of Cumulative Preference Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in paragraph (C)(ii) of this
Section  3)  be  filled by vote of a majority of  the  remaining
Directors theretofore elected by the holders of the class of stock which elected the Director whose office shall have become vacant. References in this paragraph (C) to Directors elected by the holders of a particular class of stock shall include Directors elected by such Directors to fill vacancies as provided in clause (y) of the foregoing sentence.

           (v) Immediately upon the expiration of a default period, (x) the right of the holders of Cumulative Preference Stock as a class to elect Directors shall cease, (y) the term of any Directors elected by the holders of Cumulative Preference Stock as a class shall terminate, and (z) the number of Directors shall be such number as may be provided for in the certificate of incorporation or by-laws irrespective of any increase made pursuant to the provisions of paragraph (C)(ii) of this Section 3 (such number being subject, however, to change thereafter in any manner provided by law or in the certificate of incorporation or by-laws). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining Directors.

     (D) Except as set forth herein, holders of Series A Participating Cumulative Preference Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

     Section 4. Reacquired Shares. Any shares of Series A Participating Cumulative Preference Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Cumulative Preference Stock and may be reissued as part of a new series of Cumulative Preference Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

     Section 5.     Liquidation, Dissolution or Winding Up.

     (A) Upon any voluntary liquidation, dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking (either as to dividends or upon liquidation, dissolution or winding up) junior to the Series A Participating Cumulative Preference Stock unless, prior thereto, the holders of shares of Series A Participating Cumulative Preference Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series A Liquidation Preference"). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Participating Cumulative Preference Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing
(i) the Series A Liquidation Preference by (ii) 100 (as appropriately adjusted as set forth in subparagraph C below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), the "Adjustment Number"). Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Participating Cumulative Preference Stock and Common Stock, respectively, holders of Series A Participating Cumulative Preference Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Cumulative Preference Stock and Common Stock, on a per share basis, respectively.

     (B) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preference of all other series of Cumulative Preference Stock, if any, which rank on a parity with the Series A Participating Cumulative Preference Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

     (C) In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     (D) Notwithstanding anything contained herein to the contrary, and so long as Paragraph (2)(f)(i) of the Restated Certificate of Incorporation shall so require, the aggregate involuntary liquidation value of all shares of Cumulative Preference Stock outstanding at any time shall not exceed $300,000,000 and the aggregate involuntary liquidation value of all shares of Series A Participating Cumulative Preference Stock outstanding at any time shall not exceed an amount equal to (i) $300,000,000, minus (ii) the aggregate involuntary liquidation value of all shares of any other series of Cumulative Preference Stock then outstanding. The aggregate involuntary liquidation value of the Series A Participating Cumulative Preference Stock otherwise payable shall be reduced, if necessary, to comply with the preceding sentence.

     Section  6.      Consolidation, Merger, etc.  In  case  the
Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Participating Cumulative Preference Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock,
(ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Participating Cumulative Preference Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     Section  7.      No  Redemption.  The shares  of  Series  A
Participating   Cumulative  Preference  Stock   shall   not   be
redeemable.

     Section 8. Amendment. The Restated Certificate of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Participating Cumulative Preference Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Participating Cumulative Preference Stock, voting separately as a class.

     Section 9. Fractional Shares. Series A Participating Cumulative Preference Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holders of fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Participating Cumulative Preference Stock.

(4)  PROVISIONS RELATING TO ALL CLASSES OF STOCK

      The shares of Cumulative Preference Stock and Common Stock may be issued by the Corporation from time to time for such consideration (not less than the par value thereof in the case of Common Stock) as may be fixed from time to time by the Board of Directors. Any and all shares without nominal or par value for which the consideration so fixed shall have been paid or delivered shall be deemed fully paid stock and shall not be liable for any further call or assessment thereon; and the holders of such shares shall not be liable for any further payments in respect of such shares.


                            ARTICLE V

     (1)  For purposes of this Article V:

           (a) "Affiliate" and "beneficial owner" are used herein as defined in Rule 12b-2 and Rule 13d-3, respectively, under the Securities Exchange Act of 1934 as in effect on the date of adoption of this Article V by the stockholders of the Corporation ("1934 Act"). The term "Affiliate" as used herein shall exclude the Corporation, but shall include the definition of "Associate" as contained in said Rule 12b-2.

           (b) An "Interested Stockholder" is a Person other than the Corporation who is (i) the beneficial owner of 10% or more of the stock of the Corporation entitled to vote for the election of directors ("Voting Stock"), or (ii) an Affiliate of the Corporation and (A) at any time within a two-year period prior to the record date to vote on a Business Combination was the beneficial owner of 10% or more of the Voting Stock, or (B) at the completion of the Business Combination will be the beneficial owner of 10% or more of the Voting Stock.

           (c) A "Person" is a natural person or a legal entity of any kind, together with any Affiliate of such person or entity, or any person or entity with whom such person, entity or an Affiliate has any agreement or understanding relating to acquiring, voting, or holding Voting Stock.

           (d) A "Disinterested Director" is a member of the Board of Directors of the Corporation (other than the Interested Stockholder) who was a director prior to the time the Interested Stockholder became an Interested Stockholder, or any director who was recommended for election by the Disinterested Directors. Any action to be taken by the Disinterested Directors shall require the affirmative vote of at least two-thirds of the Disinterested Directors.

           (e) A "Business Combination" is (i) a merger or consolidation of the Corporation or any of its subsidiaries with an Interested Stockholder; (ii) the sale, lease, exchange, pledge, transfer or other disposition (A) by the Corporation or any of its subsidiaries of all or a Substantial Part of the Corporation's Assets to an Interested Stockholder, or (B) by an Interested Stockholder of any of its assets, except in the ordinary course of business, to the Corporation or any of its subsidiaries; (iii) the issuance of stock or other securities of the Corporation or any of its subsidiaries to an Interested Stockholder, other than on a pro rata basis to all holders of Voting Stock of the same class held by the Interested Stockholder pursuant to a stock split, stock dividend or distribution of warrants or rights; (iv) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder; (v) any reclassification of securities, recapitalization, merger or consolidation or other transaction which has the effect, directly or indirectly, of increasing the proportionate share of any Voting Stock beneficially owned by an Interested Stockholder; or (vi) any agreement, contract or other arrangement providing for any of the foregoing transactions.

           (f) A "Substantial Part of the Corporation's Assets" shall mean assets of the Corporation or any of its subsidiaries in an amount equal to 50% or more of the fair market value, as determined by the Disinterested Directors, of the total consolidated assets of the Corporation and its subsidiaries taken as a whole as of the end of its most recent fiscal year ended prior to the time the determination is made.

      (2) The affirmative vote of not less than 51% of the Voting Stock, excluding the Voting Stock of an Interested Stockholder who is a party to the Business Combination, shall be required for the adoption or authorization of a Business Combination, unless the Disinterested Directors determine that:

           (a) The Interested Stockholder is the beneficial owner of not less than 80% of the Voting Stock and has declared its intention to vote in favor of or approve such Business
Combination; or

           (b) (i) The fair market value of the consideration per share to be received or retained by the holders of each class or series of stock of the Corporation in a Business Combination is equal to or greater than the consideration per share (including brokerage commissions and soliciting dealer's fees) paid by such Interested Stockholder in acquiring the largest number of shares of such class of stock previously acquired in any one transaction or series of related transactions, whether before or after the Interested Stockholder became an Interested Stockholder; and (ii) the Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

      (3) In the event any vote of holders of Voting Stock is required for the adoption or approval of any Business Combination, a proxy or information statement describing the Business Combination and complying with the requirements of the 1934 Act shall be mailed at a date determined by the Disinterested Directors to all stockholders of the Corporation whether or not such statement is required under the 1934 Act. The statement shall contain any recommendations as to the advisability of the Business Combination which the Disinterested Directors, or any of them, may choose to state and, if deemed advisable by the Disinterested Directors, an opinion of an investment banking firm as to the fairness of the terms of such Business Combination. Such firm shall be selected by the
Disinterested Directors and paid a fee for its services by the Corporation as approved by the Disinterested Directors.


                           ARTICLE VI

      The following provisions are inserted for the regulation and conduct of the affairs of the Corporation, but it is expressly provided that the same are intended to be and shall be construed to be in furtherance and not in limitation or exclusion of the powers conferred by law:

(1) Subject always to such by-laws as may be adopted from time to time by the stockholders, the Board of Directors is expressly authorized to adopt, alter, amend and repeal the by-laws of this Corporation, but any by-law adopted by the Board of Directors may be altered, amended or repealed by the stockholders.

(2) The business of this Corporation shall be managed by its Board of Directors. Directors need not be stockholders. The by-laws may prescribe the number of directors, not less than three; may provide for the increase or reduction thereof but not less than three; and may prescribe the number necessary to constitute a quorum, which number may be less than a majority of the whole Board of Directors, but not less than the number required by
law.   No director shall be personally liable to the Corporation
or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing, a director shall be liable to the extent provided by applicable law (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to
Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of these provisions shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

(3) Upon the affirmative vote of not less than 66-2/3% of the shares of Common Stock voting thereon at any meeting of stockholders, the Board of Directors may adopt and carry out profit sharing, stock option and/or restricted stock plans for any or all of the Corporation's directors, officers or employees, and for any or all of the officers and employees of its subsidiaries.


                           ARTICLE VII

     (a) Any action by stockholders of the Corporation shall be taken at a meeting of stockholders and no action may be taken by written consent of stockholders entitled to vote upon such action except as provided in Article IV, Section (2)(f)(ii) and
(iii) hereof.

     (b) No amendment to the Certificate of Incorporation shall amend, alter, change or repeal any of the provisions of Article V hereof or of this Article VII unless such amendment shall receive the affirmative vote of not less than 51% of the Voting Stock, excluding the Voting Stock of any Interested Stockholder, as defined in Article V.

      IN  WITNESS  WHEREOF, General Mills, Inc. has caused  this
Certificate to be executed by Stephen W. Sanger, its President, and attested by C. L. Whitehill, its Secretary, this 19th day of September, 1994.


                                GENERAL MILLS, INC.


                                By: /s/ S. W. Sanger
                                   Stephen W. Sanger
                                   President
Attest:

  /s/ C. L. Whitehill
C. L. Whitehill, Secretary